SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 11, 2005

BELDEN & BLAKE CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	0-20100	34-1686642

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

5200 Stoneham Road, North Canton, Ohio	44720

(Address of principal executive offices)	(Zip Code)

(330) 499-1660

Registrant’s telephone number, including area code

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

     On February 11, 2005 the Company entered into a severance agreement with R. Mark Hackett, former Senior Vice President of Geoscience and Engineering, which is attached as exhibit 10.1 and incorporated herein by reference. The terms of the agreement state that Mr. Hackett will receive severance pay in the amount of $215,313 in return for a general release of claims against the Company, except with respect to his vested benefits under the Company's 401(k) plan. The agreement will become effective only after the expiration of a seven day revocation period from the date of execution.

     On February 14, 2005, the shareholder of Belden & Blake Corporation elected Morris B. “Sam” Smith as a non-employee member of the Board of Directors. The Company agreed with Mr. Smith that he would receive compensation of $40,000 per year, an annual audit committee chairman fee of $5,000, Board meeting fee of $2,000 per meeting and a fee of $1,000 per committee meeting.

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On February 14, 2005, the shareholder of Belden & Blake Corporation elected Morris B. “Sam” Smith as a non-employee member of the Board of Directors. Mr. Smith was also designated a member and chairman of the audit committee. Mr. Smith will receive compensation of $40,000 per year, an annual audit committee chairman fee of $5,000, Board meeting fee of $2,000 per meeting and a fee of $1,000 per committee meeting. In connection with the election of Mr. Smith, the number of directors constituting our Board increased from six to seven.

     Mr. Smith is currently an independent financial consultant. Mr. Smith retired from Encore Acquisition Company, an independent oil and gas company, in December 2003 where he last held the positions of Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining Encore, Mr. Smith worked for Union Pacific Resources, an independent oil and gas company, from 1996 until 2000 where he held the position of Vice President of Finance and Chief Financial Officer.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits:

Exhibit
Number	Description
10.1	Severance Release Agreement

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2005	BELDEN & BLAKE CORPORATION (Registrant)

	By:	/s/ Robert W. Peshek
Robert W. Peshek, Senior Vice President and Chief Financial Officer